Code of Ethics – Adoption and Review

I.	Statement of General Principles

This Code of Ethics has been adopted by Advisors Preferred LLC (the “Adviser”) for the purpose of instructing all employees, officers, and directors of the Adviser in their ethical obligations and to provide rules for their personal securities transactions. All such persons owe a fiduciary duty to the Adviser’s clients. A fiduciary duty means a duty of loyalty, fairness and good faith towards the clients, and the obligation to adhere not only to the specific provisions of this Code but to the general principles that guide the Code. These general principles are:

•	The duty at all times to place the interests of clients first;
•	The requirement that all personal securities transactions be conducted in a manner consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of any individual’s position of trust and responsibility; and
•	The fundamental standard that such employees, officers, and directors should not take inappropriate advantage of their positions, or - their relationship with clients.

It is imperative that the personal trading activities of the employees, officers, and directors of the Adviser be conducted with the highest regard for these general principles in order to avoid any possible conflict of interest, any appearance of a conflict, or activities that could lead to disciplinary action. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code.

Employees shall comply at all times with all applicable federal securities laws. Federal securities laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities & Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities & Exchange Commission or the Department of the Treasury. Employees shall at all times maintain the confidentiality of client identities, security holdings, financial circumstances and other confidential information. Employees shall report any violations of this Code of Ethics promptly to the Chief Compliance Officer.

II.	Definitions

A. Advisory Employees: any employee, officer, or director of the Adviser (or of any company in a control relationship to the Adviser) who, in connection with his or her regular functions or duties, participates in or makes recommendations with respect to the purchase or sale of securities; and any natural person who controls the Adviser and who obtains information about recommendations with respect to the purchase or sale of securities. The Chief Compliance Officer will maintain a current list of all Advisory Employees.

B. Automatic Investment Plan: a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

C. Beneficial Interest: ownership or any benefits of ownership, including the opportunity to directly or indirectly profit or otherwise obtain financial benefits from any interest in a security.

D. Chief Compliance Officer: the Chief Compliance Officer is Michael Fox.

E. Employee Account: each account in which an Employee or a member of his or her family has any direct or indirect Beneficial Interest or over which such person exercises control or influence, including, but not limited to, any joint account, partnership, corporation, trust or estate. An Employee’s family members include the Employee’s spouse, minor children, any person living in the home of the Employee and any relative of the Employee (including in-laws) to whose support an Employee directly or indirectly contributes.

F. Employees: the employees, officers and directors of the Adviser, including Advisory Employees. The Chief Compliance Officer will maintain a current list of all Employees.

G. Exempt Transactions: transactions which are 1) effected in an amount or in a manner over which the Employee has no direct or indirect influence or control, 2) pursuant to an Automatic Investment Plan, 3) in connection with the exercise or sale of rights to purchase additional securities from an issuer and granted by such issuer pro-rata to all holders of a class of its securities, 4) in connection with the call by the issuer of a preferred stock or bond, 5) pursuant to the exercise by a second party of a put or call option, 6) closing transactions no more than five business days prior to the expiration of a related put or call option, 7) inconsequential to any Fund because the transaction is very unlikely to affect a highly liquid market or because the security is clearly not related economically to any securities that a Fund may purchase or sell, 8) involving shares of a security of a company with a market capitalization in excess of $500 million.

H. Funds: any series of any investment company to which the Adviser provides investment advice.

J. Related Securities: securities issued by the same issuer or issuer under common control, or when either security gives the holder any contractual rights with respect to the other security, including options, warrants or other convertible securities.

K. Securities: any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest or instrument commonly known as a “security,” or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing; except for the following: 1) securities issued by the government of the United States, 2) bankers’ acceptances, 3) bank certificates of deposit, 4) commercial paper, 5) high quality short-term debt instruments, including repurchase agreements, and 5) shares of unaffiliated registered open-end investment companies, other than exchange traded funds.

L. Securities Transaction: the purchase or sale, or any action to accomplish the purchase or sale, of a Security for an Employee Account. The term Securities Transaction does not include transactions executed by the Adviser for the benefit of unaffiliated persons, such as investment advisory and brokerage clients.

III. Personal Investment Guidelines

A. Personal Accounts

1. The Personal Investment Guidelines in this Section III do not apply to Exempt Transactions unless the transaction involves a private placement or initial public offering. Employees must remember that regardless of the transaction’s status as exempt or not exempt, the Employee’s fiduciary obligations remain unchanged.

2. Employees may not execute a Securities Transaction on a day during which a purchase or sell order in that same Security or a Related Security is pending for a Fund unless the Securities Transaction is combined (“blocked”) with the Fund’s transaction. Securities Transactions executed in violation of this prohibition shall be unwound or, if not possible or practical, the Employee must disgorge to the Fund the value received by the Employee due to any favorable price differential received by the Employee. For example, if the Employee buys 100 shares at $10 per share, and the Fund buys 1000 shares at $11 per share, the Employee will pay $100 (100 shares x $1 differential) to the Fund.

3. Any Securities Transactions in a private placement must be authorized by the Chief Compliance Officer, in writing, prior to the transaction. In connection with a private placement acquisition, the Chief Compliance Officer will take into account, among other factors, whether the investment opportunity should be reserved for a client, and whether the opportunity is being offered to the Employee by virtue of the Employee’s position with the Adviser. If the private placement acquisition is authorized, the Chief Compliance Officer shall retain a record of the authorization and the rationale supporting the authorization. Employees who have been authorized to acquire securities in a private placement will, in connection therewith, be required to disclose that investment if and when the Employee takes part in any subsequent investment in the same issuer. In such circumstances, the determination to purchase Securities of that issuer on behalf of a client will be subject to an independent review by personnel of the Adviser with no personal interest in the issuer.

4. Employees are prohibited from acquiring any Securities in an initial public offering without the prior written approval of the Chief Compliance Officer. This restriction is imposed in order to preclude any possibility of an Employee profiting improperly from the Employee’s position with the Adviser. If the initial public offering is authorized, the Chief Compliance Officer shall retain a record of the authorization and the rationale supporting the authorization.

B. Gifts and Gratuities

No Advisory Employee shall, directly or indirectly, give or permit to be given anything of value (including gratuities) in excess of $100 per individual per year where such payment or gratuity is in relation to the business of the Adviser. This limitation does not include customary business entertainment, such as dinners or sporting events, where the Advisory Employee is the host of the dinner or event. Gifts of tickets to sporting events or similar gifts where an Advisory Employee does not accompany the client are subject to the $100 limits cited above.

Any gift to a client or prospective client by an Advisory Employee must be pre-approved by the Chief Compliance Officer. Documentation of the request for pre-approval and the approval granted by the Chief Compliance Officer must be maintained by the Chief Compliance Officer. A gift log documenting all gifts received and given will be maintained by the compliance department.

C. Other Restrictions

Employees are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization by the Chief Compliance Officer. The consideration of prior authorization will be based upon a determination that the board service will be consistent with the interests of clients. In the event that board service is authorized, Employees serving as directors will be isolated from other Employees making investment decisions with respect to the securities of the company in question.

IV. Compliance Procedures

A. Employee Disclosure

1. Within ten (10) days of commencement of employment with the Adviser, each Employee must certify that he or she has read and understands this Code and recognizes that he or she is subject to it, and must disclose the following information as of a date no more than 45 days prior to the date the person became an Employee: a) the title, type, CUSIP or ticker symbol, number of shares and principal amount of each Security in which the Employee has a Beneficial Interest when the person became an Employee, b) the name of any broker/dealer with whom the Employee maintained an account when the person became an Employee, and c) the date the report is submitted.

2. Annually, each Employee must certify that he or she has read and understands this Code and any amendment, and recognizes that he or she is subject to it, that he or she has complied with the requirements of this Code and has disclosed or reported all personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code. In addition, each Employee shall annually provide the following information (as of a date no more than 45 days before the report is submitted): a) the title, type, CUSIP or ticker symbol, number of shares and principal amount of each Security in which the Employee had any Beneficial Interest, b) the name of any broker, dealer or bank with whom the Employee maintains an account in which any Securities are held for the direct or indirect benefit of the Employee, and c) the date the report is submitted.

B. Compliance

1. All Employees must provide copies of all periodic broker account statements to the Chief Compliance Officer. Each Employee must report, no later than 30 days after the close of each calendar quarter, on the Securities Transaction Report form provided by the Adviser, all transactions in which the Employee acquired or sold any direct or indirect Beneficial Interest in a Security, including Exempt Transactions, and certify that he or she has reported all transactions required to be disclosed pursuant to the requirements of this Code. The Report may, however, exclude transaction effected pursuant to an Automatic Investment Plan. The report will also identify any trading account, in which the Employee has a direct or indirect Beneficial Interest, established during the quarter with a broker, dealer or bank.

2. The Chief Compliance Officer will, on a quarterly basis, check the trading account statements provided by brokers to verify that the Employee has not violated the Code. The Chief Compliance Officer shall identify all Employees, inform those persons of their reporting obligations, and maintain a record of all current and former access persons. The President will review the Chief Compliance Officer’s personal trading activity.

3. If an Employee violates this Code, the Chief Compliance Officer will report the violation to the Board of each Fund for appropriate remedial action which, in addition to the actions specifically delineated in other sections of this Code, may include a reprimand of the Employee, or suspension or termination of the Employee’s relationship with the Fund and/or the Adviser.

4. If the Adviser has only one Advisory Employee, the Advisory Employee need not file the reports required in Section IV(A)(1) and (2) nor obtain the approvals required by Section III(A)(3) and (4) if the Advisory Employee maintains records of all personal holdings and transactions that would otherwise be reported.

V. Insider Trading

In performing day-to-day duties, Employees may have access to material nonpublic information. Case law and SEC administrative decisions interpreting the anti-fraud provisions of the federal securities laws generally make it unlawful for any person to trade securities for themselves or their clients while in possession of material nonpublic information or to selectively disclose such information to others who may trade. Violation of these provisions may result in civil and criminal penalties, including fines and jail sentences, as well as dismissal by the Adviser.

Nonpublic information constitutes any information that has not been disclosed generally to the marketplace. Information received about another company in circumstances indicating that it is not yet in general circulation should be considered nonpublic. As a general rule, Employees should be able to point to some fact to show that the information is widely available; for example, its publication in The Wall Street Journal or in other major news publications. Even if ABC Company has released information to the press, at least 24 hours must pass to allow the general marketplace to learn of and evaluate that information before Employee is permitted to trade in ABC securities.

Material information is any information about a company or the market for the company’s securities that is likely to be considered important by reasonable investors, including reasonable speculative investors, in determining whether to trade. Information that affects the price of the company’s securities is likely to be deemed material.

While it is not possible to identify in advance all information that will be deemed to be material, some illustrations of such information would include earnings, dividend actions, mergers and acquisitions, major discoveries, major new products, significant advances in research, major personnel changes, labor negotiations, price changes or major marketing changes, government investigations, or significant litigation. Material nonpublic information might be inadvertently disclosed to an Employee by a company director, officer, or employee. It also might be disclosed to an Employee by persons with business relationships with the company, such as its investment banker.

In addition, whenever an Employee receives information about a company, he or she should refrain from trading while in possession of that information unless the Employee first determines that the information is either public, non-material, or both. An Employee also should refrain from disclosing the information to others, such as family members, relatives, and business or social acquaintances, who do not have legitimate business reasons to know the information. If an Employee has any questions regarding whether information is material nonpublic information, the Employee must resolve the question or questions before trading, recommending trading, or divulging the information. Any unresolved questions as to the applicability or interpretation of these standards or the propriety of any trading or disclosure, the issue should be discussed with the Chief Compliance Office, prior to trading or disclosure of the information.

The Compliance Consultant will monitor the trading activities of an Employee trading account statements provided by brokers to verify whether the Employee has violated the Insider Trading Policy. The CCO will monitor the Compliance Consultant’s trading activities. If an Employee violates this Code, the Chief Compliance Officer will report the violation to the president, and, if appropriate, the Fund Board of Directors for appropriate remedial action which may include civil and criminal penalties, including fines and jail sentences, as well as suspension or termination of the Employee’s relationship with the Fund and/or the Adviser.

Responsible Parties: All Employees and Chief Compliance Officer

ANNUAL EMPLOYEE SECURITIES REPORT

This information is current as of _______________ (must be current as of a date no more than 45 days before the Report is submitted). Please list all Securities in which you have a Beneficial Interest, as defined in the Code of Ethics. Attach additional pages if necessary.

Security (name, type, CUSIP or ticker symbol)	# of Shares and Principal Amount	Date Acquired

Please list all brokers, dealers and banks that maintain a brokerage account in which you have a Beneficial Interest, as defined in the Code of Ethics.

Name of Broker, Dealer or Bank	Account Name

I certify that I have read and understand the Code of Ethics and recognize that I am subject to it. I certify that this is a complete list of all Securities in which I have a Beneficial Interest, and that I have complied with the requirements of the Code of Ethics including disclosure of all Securities Transactions for which the Code of Ethics requires disclosure.

Printed Name:                                                                Signature:

                                                                                      Date:

QUARTERLY SECURITIES TRANSACTIONS REPORT                   Calendar Quarter/Year:

Persons subject to the Code of Ethics must report ALL Securities Transactions (including Exempt Transactions and transactions involving affiliated mutual funds) as defined in the Code of Ethics, executed during the reporting period. DO NOT ATTACH BROKERAGE REPORTS. The report must be returned to the Chief Compliance Officer, regardless of whether any Securities Transactions occurred, before the 30th day after the close of the calendar quarter. Please note that this Report covers all Securities in which you have a Beneficial Interest. Attach additional pages if necessary.

☐ I have executed no Securities Transactions during the quarter.

☐ The following is a complete list of my Securities Transactions:

Security*	Transaction Date	Purchase, Sale, or Other	# of Shares & Principal Amount of Security	Price	Executing Broker

*Provide interest rate, maturity date, ticker symbol or CUSIP, if applicable

☐	I have not opened a brokerage account during the quarter.
☐	The following is a complete list of all brokerage accounts I opened during the quarter:
Name of Broker, Dealer or Bank:	Account Name:	Date Established:

I certify that I have read and understand the Code of Ethics and that I have complied with the requirements of the Code of Ethics, including disclosure of all Securities Transactions that require disclosure.

Printed Name:                                                               Signature:

                                                                                     Filing Date:

THIS REPORT SHALL NOT BE CONSTRUED AS AN ADMISSION THAT THE REPORTING PERSON HAS ANY DIRECT OR INDIRECT BENEFICIAL OWNERSHIP IN ANY SECURITY TO WHICH THIS REPORT RELATES.

NEW EMPLOYEE SECURITIES REPORT

This information is current as of _______________ (must be current as of a date no more than 45 days before your commencing employment). Return to Chief Compliance Officer within 10 days of your commencing employment. Attach additional pages if necessary.

Please list all Securities in which you have a Beneficial Interest, as defined in the Code of Ethics.

Security (name, type, CUSIP or ticker symbol)	# of Shares or Principal Amount	Date Acquired

Please list all brokers, dealers and banks that maintain a brokerage account in which you have a Beneficial Interest, as defined in the Code of Ethics.

Name of Broker, Dealer or Bank	Account Name

I certify that I have read and understand the Code of Ethics and recognize that I am subject to it. I certify that this is a complete list of all Securities in which I have a Beneficial Interest, and that I have complied with the requirements of the Code of Ethics including disclosure of all Securities Transactions for which the Code of Ethics requires disclosure.

Printed Name:                                                                   Signature:

                                                                                         Date: